LM Funding America Announces June 2026 Production and Operational Update

- Bitcoin treasury as of June 30, 2026 was 318.3 BTC valued at $18.6 million or $0.72 per share1

TAMPA, FL, July 8, 2026 — LM Funding America, Inc. (Nasdaq: LMFA) (“LM Funding” or the “Company”), a Bitcoin treasury and mining company expanding into high-performance computing and artificial intelligence infrastructure, today announced its preliminary, unaudited Bitcoin mining and operational update for the month ended June 30, 2026.

Metric	May 2026	June 2026
- Bitcoin[2]
- Mined, net	9.8	8.7
- Sold	21.1	13.1
- Purchased	-	-
- Service Fee	-	-
- Bitcoin HODL	322.7[3]	318.3[3]

"June delivered monthly production of 8.7 Bitcoin reflecting higher temperatures during the month which effected efficiencies" said Bruce Rodgers, Chairman and Chief Executive Officer of LM Funding. "Notably, we achieved this result while still capturing approximately $30,000 in curtailment and energy-sales revenue for the month and forecast the total second quarter energy-sales revenue will total approximately $117,000."

The Company estimates that the value of its 318.3 Bitcoin holdings on June 30, 2026, was approximately $18.6 million or $0.72 per share, based on a Bitcoin price of approximately $58,600 as of June 30, 2026, compared to a stock share price of $0.15 as of June 30, 2026 close. This total Bitcoin value has subsequently increased as of July 7, 2026, to $20.4 million or $0.79 per share based on Bitcoin price of $64,000 as of that date.

About LM Funding America

LM Funding America, Inc. (Nasdaq: LMFA) is a Bitcoin treasury and mining company expanding into high-performance computing and artificial intelligence infrastructure. Founded in 2008 and headquartered in Tampa, Florida, the Company operates 26 megawatts of wholly-owned power infrastructure across facilities in Oklahoma and Mississippi. The Company also operates a technology-enabled specialty

1Bitcoin treasury calculated using 318.3 Bitcoin held as of 06/30/26 and Bitcoin price of approximately $58,600 as of 06/30/26. Bitcoin per share calculated using 25,928,535 diluted shares outstanding as of 06/30/26 which includes 23,366,535 shares outstanding (which reflects approximately 4,398,250 shares issued under the ATM in June 2026) and 2,562,000 pre-funded warrants with an exercise price of $0.001 per share as of 06/30/26.

2Unaudited

3Includes 174 BTC held by Galaxy for loan facility

finance business providing funding to nonprofit community associations primarily in the State of Florida. For more information, please visit https://www.lmfunding.com.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company’s most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, our ability to successfully enter and operate in the high-performance computing and AI infrastructure business, the availability and cost of GPU and related infrastructure equipment, competition in the HPC and AI compute market, our ability to finance our site acquisitions and cryptocurrency mining operations, the risks of operating in the cryptocurrency mining business and our ability to grow that business, the capacity of our Bitcoin mining machines and our related ability to purchase power at reasonable prices, our ability to identify and acquire additional mining sites, our ability to acquire new accounts in our specialty finance business at appropriate prices, changes in governmental regulations that affect our ability to collect sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

Investor and Media Contact

KCSA Strategic Communications

Philip Carlson

pcarlson@kcsa.com

212-896-1233